DARA BIOSCIENCES REGAINS COMPLIANCE WITH NASDAQ $1.00 MINIMUM BID PRICE RULE

Company is No Longer Contemplating a Reverse Stock Split

RALEIGH, N.C., October 2, 2012 – DARA BioSciences, Inc. (NASDAQ: DARA), a specialty pharmaceutical company focused on oncology and oncology support products (the “Company”), announced today that on October 1, 2012, NASDAQ notified the Company that it has regained compliance with Rule 5550(a)(2), which requires a minimum bid price of $1.00 for continued listing on the NASDAQ Stock Market (the “Minimum Bid Price Rule”).

The Company further announced that in light of the Company’s regaining compliance with the Minimum Bid Price Rule, the special meeting of stockholders that was scheduled to take place on November 8, 2012 to consider a reverse stock split proposal has been cancelled.

Commenting on the announcement, David J. Drutz, MD, DARA's chief executive officer, stated, “Regaining compliance with NASDAQ’s minimum bid price rule is a significant achievement. Management will continue to pursue its objective of maximizing shareholder value with a goal toward becoming a leading oncology and oncology supportive care company in the United States. Our commercial plans are on target and we are excited about the planned launch of Soltamox® in October 2012 and Gelclair® in the first quarter of 2013."

About DARA BioSciences, Inc.

DARA is a specialty pharmaceutical company focused on the development and commercialization of oncology treatment and supportive care products. DARA has comprehensive commercial coverage across the national oncology market through a series of agreements with a number of specialty pharmacy providers, leading group purchasing organizations (GPOs), retail partners, reimbursement experts, and an industry-leading third-party logistics provider. As part of an integrated national network with annual sales of over $1 billion in cancer therapeutics, DARA has significant commercial scale and capabilities. Its distribution network consists of more than 45,000 retail pharmacies, mail order pharmacies, and long-term care facilities. This provides DARA with established reimbursement and logistics expertise, as well as partnering opportunities with more than 300 sales and marketing personnel uniquely focused on oncology and oncology support products. This comprehensive network of partners is rare if not unique among companies in the oncology supportive care area and provides DARA a strong foundation for product introductions into this underserved market.

DARA increased its focus in oncology through its January 2012 acquisition of Oncogenerix, Inc., which holds the exclusive U.S. marketing rights to Soltamox®, a novel oral liquid formulation of tamoxifen citrate, which is widely used in the treatment and prevention of breast cancer. Soltamox is the only FDA-approved oral liquid version of tamoxifen citrate and fulfills a vital clinical need for patients who cannot tolerate existing solid tablet formulations of this drug. DARA plans to launch Soltamox® in October 2012 to coincide with National Breast Cancer Awareness Month. Additionally, in June 2012, DARA launched its first product, Bionect®, a topical treatment for skin irritation and burns associated with radiation therapy. And in September 2012, DARA entered into an exclusive agreement with the Helsinn Group of Switzerland for U.S. commercial rights to Gelclair®, an FDA-cleared product for the treatment of oral mucositis. DARA plans to launch Gelclair in the first quarter of 2013.

Prior to acquiring Oncogenerix, DARA was focused on the development of a cancer-support therapeutic compound, KRN5500, for the treatment of neuropathic pain in patients with cancer. This product is an excellent fit with DARA’s strategic oncology focus, has successfully completed a Phase 2a clinical trial, and has been designated a Fast Track Drug by the United States Food and Drug Administration. DARA is working with the National Cancer Institute (NCI) to design an additional clinical trial under joint DARA-NCI auspices while continuing further Phase 2 development.

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In addition to its oncology products, DARA’s pipeline includes DB959, a novel, non-TZD dual delta/gamma, PPAR agonist for the treatment of type 2 diabetes and dyslipidemia. DARA has completed Phase 1 testing of DB959 and is presently pursuing opportunities to out-license this product.

For more information please visit our web site at www.darabio.com.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Those factors include risks and uncertainties relating to DARA's ability to timely commercialize and generate revenues or profits from Bionect®, Soltamox®, Gelclair® or other products given that DARA only recently hired its initial sales force and DARA's lack of history as a revenue-generating company, FDA and other regulatory risks relating to DARA's ability to market Bionect, Soltamox, Gelclair or other products in the U.S. or elsewhere, DARA's ability to develop and bring new products to market as anticipated, DARA's current cash position and its need to raise additional capital in order to be able to continue to fund its operations, the current regulatory environment in which DARA develops and sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA's intellectual property and the intellectual property of others, the potential delisting of DARA's common stock from the NASDAQ Capital Market, risks and uncertainties relating to DARA's ability to successfully integrate Oncogenerix and other risk factors identified in the documents DARA has filed, or will file, with the Securities and Exchange Commission ("SEC"). Copies of DARA's filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in DARA's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARA BioSciences, Inc.

Contact for DARA BioSciences, Inc.: The Del Mar Consulting Group, Inc. Robert B. Prag, President 858-794-9500 bprag@delmarconsulting.com

or

Alex Partners, LLC Scott Wilfong, President 425-242-0891 Scott@alexpartnersllc.com

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